Exhibit 5

J.P. Morgan Chase & Co. Legal Department 270 Park Avenue New York, New York 10017-2070	Neila B. Radin Senior Vice President and Associate General Counsel

July 1, 2004

J.P. Morgan Chase & Co.

270 Park Avenue

New York, NY 10017

Re: Post-Effective Amendment No. 1 on Form S-8 to

Registration Statement on Form S-4 (File No. 333-112967)

Dear Sirs:

I am a Senior Vice President and Associate General Counsel of J.P. Morgan Chase & Co., a Delaware corporation (the “Company”), in connection with Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (File No. 333-112967) (the “Post-Effective Amendment”) being filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to shares of common stock, $1.00 par value per share, of the Company that may be originally issued by the Company (the “Shares”) in accordance with an award, or upon exercise of options granted, pursuant to the Bank One Corporation Stock Performance Plan, the Bank One Corporation Director Stock Plan, Bank One Corporation Employee Stock Purchase Plan or the Bank One Corporation Savings and Investment Plan (each, a “Plan”).

In so acting I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments, and made such other investigations, as I have deemed necessary or appropriate for the purposes of this opinion.

Based upon the foregoing, I am of the opinion that, when (i) the Post-Effective Amendment has become effective under the Act, (ii) the Company has received the consideration to be received for the Shares pursuant to the respective provisions of the applicable Plan, and (iii) the Shares have been issued in accordance with the applicable provisions of the applicable Plan, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion for filing with the Post-Effective Amendment as Exhibit 5 thereto. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ NEILA B. RADIN
Neila B. Radin Senior Vice President and Associate General Counsel